Exhibit 10.1
EMPLOYMENT AGREEMENT
AGREEMENT, dated as of  January 1, 2013,  between GSE Systems, Inc. a Delaware corporation with principal executive offices at 1332 Londontown Blvd., Sykesville, MD  21784 (the "Company"), and James Eberle, residing at 645 Quarry Road, Lititz, PA  17543 ("Employee").

WITNESSETH
WHEREAS, Employee is currently employed by the Company and the Company desires to enter into an employment agreement (the “Agreement”) with the Employee in order to continue and secure the employment of Employee with the Company, on the terms and conditions contained in this Agreement with the understanding the Employee is being offered secure terms of employment in this Agreement in exchange for Employee’s agreement to the restrictive covenants contained in this Agreement, including a non-compete and non-solicit, among other things.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1.                                Employment.

The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2.                                Capacity and Duties.

Employee shall be employed in the capacity of Chief Executive Officer of the Company and shall have the duties, responsibilities, and authorities normally performed by the Chief Executive Officer of a company and such other duties, responsibilities, and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities, and authorities are consistent with Employee's position and level of authority as Chief Executive Officer of the Company. The Employee shall devote substantially all of his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict or interfere with the performance of such duties either directly or indirectly. The Employee will be permitted to act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities do not materially interfere with the performance of the Employee's duties and responsibilities to the Company as provided hereunder.

Section 3.                                Term of Employment.

The term of employment of Employee by the Company pursuant to this Agreement shall be for the two-year period (the “Employment Period”) commencing on the date hereof and ending on December 31, 2014 (the “Scheduled Termination Date”), unless sooner terminated in accordance with the provisions of this Agreement.

Section 4.                                Compensation.

During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to or provide Employee with the following:

(a) Base Salary.  The Company shall pay to Employee a base annual salary (the “Base Salary”) at the rate of Three Hundred Twenty Two Thousand Nine Hundred Dollars ($322,900).  The Employee’s Base Salary shall be reviewed at least annually by the  Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase (but not decrease) the Base Salary during the Employment Period.  The Base Salary will be payable at such intervals as salaries are paid generally to other executive officers of the Company.

(b) Bonus.  For each calendar year of the Employment Period, the Employee shall be eligible to earn an annual bonus award (the “Bonus”) of up to 50% of Base Salary, based upon the achievement of annual performance goals established by the Compensation Committee.  The amount of Bonus to be paid to Employee for any year of this Agreement shall be (i) prorated for the number of months which Employee was employed by the Company during such year and (ii) paid on or prior to March 15 of the following year.

(c) Vacation.  Employee shall be entitled to vacation in accordance with the Company's policy for its senior executives.

(d) Automobile.  The Company shall pay the maintenance, gas, and insurance expenses in connection with Employee’s automobile.

(e) Medical and Dental Insurance.  The Company shall pay Employee’s monthly Medical and Dental Insurance premiums in association with Company provided health insurance plans.

(f) Benefit Plans.  Employee shall be entitled to participate in all employee benefit plans maintained by the Company for its senior executives or employees, including without limitation the Company's medical and 401(k) plans.

Section 5.                                Expenses.

The Company shall reimburse Employee for all reasonable expenses (including, but not limited to, continuing education, business travel, and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.

Section 6.                      Non-Competition, Non-Solicitation, Non-Disparagement.

(a) Non-Competition.  Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Employee, during the Employment Period and for the 12-month period beginning on the last day of the Employee's employment with the Company, the Employee agrees and covenants not to engage in Prohibited Activity within the United States.

For purposes of this Section 6, "Prohibited Activity" is activity in which the Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company.

Nothing herein shall prohibit the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

(b) Non-solicitation of Employees. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the term of this Agreement and the 12-month period beginning on the last day of the Employee's employment with the Company.

(c) Non-solicitation of Customers. The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer.

The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

The Employee agrees and covenants, during the term of this Agreement and the 12-month period beginning on the last day of the Employee's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company's current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or for purposes of inducing any such customer to terminate its relationship with the Company.

(d) Non-disparagement. The Employee agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers and directors.

Section 7.                                Patents.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Employee now or hereafter during the period he is employed by the Company under this Agreement  may own or develop relating to the fields in which the Company or any of its subsidiaries may then be engaged shall belong to the Company; and forthwith upon request of the Company, Employee shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions free and clear of all liens, charges, and encumbrances.

Section 8.                                Confidential Information.

All Confidential Information which Employee may now possess, may obtain during the Employment Period, or may create prior to the end of the period he is employed by the Company under this Agreement  relating to the business of the Company or of any of its customers or suppliers shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. Employee shall return all tangible evidence of  any Confidential Information to the Company prior to or at the termination of his employment. For purposes of this Agreement, “Confidential Information” means any and all information related to the Company or any of its subsidiaries that is not generally known by others with whom they compete or do business.

Section 9.                                Termination.

Except as provided in Section 13, Employee's employment hereunder may be terminated under the following circumstances:

 Death. Employee's employment hereunder shall terminate upon his death.

(b)  Disability. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of three (3) consecutive months, and within 30 days after a Notice of Termination (as defined in Section 9(e)) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Employee's employment hereunder.

(c)  Cause. The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate  Employee's employment hereunder upon the occurrence of any of the following (i) the willful and continued failure by Employee to substantially perform his duties or obligations hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed his duties or obligations, (ii) the willful engaging by Employee in misconduct which, in the reasonable opinion of the Board of the Company, will have a material adverse effect on the reputation, operations, prospects or business relations of the Company, (iii) the conviction of Employee of any felony or the entry by Employee of any plea of nolo contendere in response to an indictment for a crime involving moral turpitude, (iv) Employee abuses alcohol, illegal drugs or other controlled substances which impact Employee’s performance of his duties or (v) the material breach by Employee of a material term or condition of this Agreement.  For purposes of this paragraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause without the following: (i) reasonable notice to Employee setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for Employee, together with his counsel, to be heard before the Board, and (iii) delivery to Employee of a Notice of Termination in accordance with Section 9(e).

(d)  Termination Without Cause.   The Employment Period and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Employee’s employment.

(e)  Notice of Termination. Any termination of Employee's employment (other than termination pursuant to Section 9(a)) shall be communicated by a Notice of Termination given by the terminating party to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

(f)  Date of Termination.  "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 9(b), 30 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30-day period), and (iii) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given.

Section 10.                                       Compensation upon Termination or During Disability.

(a)  During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 9(b), provided that payments so made to Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to Employee at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

(b)  If Employee's employment shall be terminated for Cause, the Company shall pay Employee his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.

(c)  If Employee’s employment shall be terminated by the Company for a reason other than (i) Death, (ii) Disability or (iii) Cause, upon Employee’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 21 days following the Termination Date,  the Employee shall be entitled to receive his full salary and  benefits for a period equal to the greater of (1) the number of months then remaining on the term of this Agreement and (2) 12 months. Such salary and benefits shall be paid at such intervals as salaries are paid generally to other executive officers of the Company.  In addition, Employee shall also be entitled to receive a payment equal to the product of (I) the Bonus, if any, that the Employee would have earned for the calendar year in which the Date of Termination occurs had he been employed as of the last day of such year, based on the Company’s actual results of operations for such year and (II) a fraction, the numerator of which is the number of days the Employee was employed by the Company during the year of termination and the denominator of which is the number of days in such year. This amount shall be paid on the date that annual bonuses are paid to similarly situated employees, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Date of Termination occurs.  Finally, all options to purchase the Company's common stock granted to Employee under the Company's option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if Employee's employment by the Company had not terminated.

(d)  If Employee’s employment is terminated at the Scheduled Termination Date of this Agreement or if Employee continues as an employee after the Scheduled Termination Date and Employee’s employment is terminated by the Company for a reason other than (i) the Death or Disability of the Employee or (ii) Cause, Employee shall be entitled to receive his full salary and benefits for a period of 12 months from the date of termination.

Section 11.                                       Accelerated Vesting of Options Upon Change of Control.

After the date of this Agreement, in the event of a Change of Control (as defined below) of the Company, the options granted to Employee under the Company's option plan or otherwise shall become fully vested on the day immediately prior to the date such Change of Control shall be deemed to have occurred, and any conditions to the Employee’s entitlement to such options under the Company’s option plan or otherwise shall be deemed to have been satisfied.

For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)  Any person (other than a person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or

(b)  The stockholders of the Company approve: (x) a plan of complete liquidation of the Company (which includes a termination and liquidation of all Employee’s rights under any arrangement governed by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); or (y) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (z) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

For purposes of this definition of Change in Control, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Act of 1934, as amended (the “1934 Act”), and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, and “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and regulations under the 1934 Act.

Section 12.                                       Successors; Binding Agreement.

This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Section 13.                                       Severance upon Change of Control.

In the event of a Change of Control, Employee may terminate this Agreement within one year of such Change in Control for Good Reason (as defined herein).  Upon termination for Good Reason, Employee shall, for a period of 18 months from the date of his termination, continue to receive salary and all benefits (including medical, dental and life insurance coverage and any other Company-provided benefits) that Employee is receiving as of the date (the “Effective Date”) the Change of Control occurs.    Such salary and benefits shall be paid at such intervals as salaries are paid generally to other executive officers of the Company. In addition, the Employee shall also be entitled to receive on the Date of Termination an amount, payable in one lump sum,  equal to the average of the Bonus amounts paid to Employee for the two years prior to the year in which the Change of Control takes place.

“Good Reason” shall mean that any of the following has occurred: (a) without Employee’s prior written consent, Employee’s duties, responsibilities or authority become  materially reduced as compared to those of Employee’s current position; (b) Employee’s annual base salary (as the same may be increased at any time hereafter) and bonus programs are reduced; (c) Employee’s benefits (including medical, dental and life insurance coverage and any other Company-provided benefits to which Employee is entitled as of the Effective Date) are either discontinued or materially reduced; (d) Employee’s primary office or location is moved more than fifty (50) miles from Employee’s current office or location; or (e) either the Company or any successor company materially breaches this Agreement.  In the event of Employee’s decision to terminate employment for Good Reason, Employee must give notice to Company of the existence of the conditions giving rising to the termination for Good Reason within ninety (90) days of the initial existence of the conditions.  Upon such notice, Company shall have a period of thirty (30) days during which it may remedy the conditions (“Cure Period”).  If the Company fails to cure the conditions constituting the Good Reason during the Cure Period to Employee’s reasonable satisfaction, Employee’s termination of employment must occur within a period of ninety (90) days following the expiration of the Cure Period in order for the termination to constitute a termination pursuant to Good Reason for purposes of this Agreement.

Section 14.                                       No Third Party Beneficiaries.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 12).

Section 15.                                       Fees and Expenses.

The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, and reasonable attorney’s fees) incurred by Employee as a result of a contest or dispute relating to this Agreement if such contest or dispute is settled or adjudicated on terms that are substantially in favor of Employee. In addition, the Company shall pay Employee interest, at the prevailing prime rate, on any amounts that are determined to be payable to Employee hereunder that are not paid when due.

Section 16.                                       Representations and Warranties of Employee.

Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

Section 17.                                       Life Insurance.

If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Baltimore for healthy men of his age.

Section 18.                                       Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

Section 19.                                       Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 19).

Section 20.                                       Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Maryland.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 21.                                        409A of the Code.

This Agreement is intended to comply with the requirements of Section 409A of the Code or any exemption from Section 409A of the Code, and shall in all respects be administered in accordance with and interpreted to ensure compliance with Section 409A of the Code.  Employee’s termination of employment under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treat as a right to a series of separate payments.  In no event shall Employee, directly or indirectly, designate the calendar year of the payment.  Furthermore, if, at the time of termination of employment with the Company, Company has stock which is publicly traded on an established securities market and Employee is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall postpone the commencement of the payment of such payment or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-deferral exception under Section 409A of the Code and are in excess of the lessor of two (2) times (i) Employee’s then annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Employee’s separation from service with the Company (within the meaning of Section 409A of the Code).  The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six month period.

Section 22.                                           Survival

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Section 23.                                           Acknowledgment of Full Understanding.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GSE SYSTEMS, INC.

By:	/s/ Lawrence M. Gordon	April 22, 2013
	Lawrence M. Gordon	Date
Senior Vice President and General Counsel

	/s/ James Eberle	April 22, 2013
	James Eberle	Date